ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is hereby executed as of this 31st day of May, 1996 by and between Surgical Marketing Specialists, Inc. a/k/a SMS, Inc. f/k/a Sales and Marketing Services, Inc. ("SMS" or the "Business"), a Maryland Corporation with its principal place of business at 7136 Montevideo Road, Jessup, Maryland 20794, W. Richard Smith ("W.R. Smith"), Marlyn Smith, adults residing at 2833 Cox Neck Road, Chester, Maryland 21619, Laura Smith Johnson, and SICLAR CORPORATION ("Sklar" or "Buyer'1), a Pennsylvania Corporation with its principal place of business at 889 Matlack Street, West Chester, Pennsylvania 19382.

     WHEREAS, SMS is in the business of importing and marketing medical and surgical instruments and products; and

     WHEREAS, Sklar desires to acquire the assets of SMS; and

     WHEREAS, Sklar and SMS have reached an agreement whereby SMS will sell to Sklar all of its assets, as more fully identified herein, except such assets as may be specifically excluded herein.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

     1. Sale and Purchase of Assets. At the closing hereinafter provided for, SMS shall sell, transfer and assign to Sklar, and Sklar shall purchase from SMS all of SMS's right, title and interest in and to the assets of the Business (all but the Excluded Assets) ("Assets"), including, without limitation, all of the assets set forth below, free and clear of all liens, claims and encumbrances, all as adjusted for changes occurring in the ordinary course of business as permitted hereunder between the date hereof and the date of Closing. The Assets shall not include assets specifically excluded herein.

          1.1 All Assets. All property and assets of SMS of every kind and description wherever located, including, without limitation, claims, rights, choses in action, whether choate or inchoate, licenses, trademarks, contracts of employees and sales representatives as indicated on Exhibit E, technology, tradenames, inventory, equipment and other assets described generally in the attached Exhibits, except the Excluded Assets. The inventory shall include all inventory listed in Exhibit A (hereinafter the "INVENTORY"). The Assets which are not included in this sale are listed in Exhibits B- 1 and B-2 (the "Excluded Assets"). In addition to the Assets, Sklar shall have purchased all W.R. Smith's stock of Sales and Marketing Services, Inc. prior to closing.

          1.2 SMS Customer Lists and Business Records. All customer files, customer lists and customer records and other business records of SMS. SMS and W.R. Smith agree not to use any copies of said Customer lists, files and records, or to use said Customer



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'p either directly or indirectly, except as allowed in Exhibits B. B-1 and B-2 and W.R. Smith's disclosure document.

          1.3 SMS Telenhone Numbers. SMS's business telephone numbers, to wit,
(410) 799-7044, (800) 825-6071, (410) 799-1070 (Fax) and 6849069 (Telex). SMS
will assist in the immediate transfer of said telephone numbers, and execute all assignments of said telephone numbers reasonably requested by Sklar in order to effectuate the transfer of said telephone numbers without delay. Sklar will answer the above phone numbers as "SMS" for a period of six (6) months (and SMS/Sklar thereafter), and shall refer customers to O.R. Marketing, Inc. for service and sales of items detailed on Exhibit B-1 and otherwise to the Sklar sales department.

          1.4 Non-Competition Agreement. The agreements of SMS, W.R. Smith, Laura Smith Johnson and Greg Johnson not to disclose confidential information concerning SMS, Sklar or their respective businesses, and not to compete with Sklar, as set forth in the Confidentiality and Non-Competition agreement attached hereto as Exhibit F. SMS and W.R. Smith understand and agree that the foregoing agreements are a material part of the consideration and inducement to Sklar to execute this agreement.

          1.5 Trademarks and Tradenames. All right title and interest of SMS, W.R. Smith and any affiliate thereof in and to any and all trademarks, tradenames, and copyrights, including, without limitation, licenses and marketing rights of any nature whatsoever, as set forth in Exhibit D.

          1.6 Contracts. All rights under SMS's written contracts which are material to the business specifically identified in Exhibit E. and accepted by Sklar herein, and such other assets, tangible or intangible, including but not limited to contract rights, agreements, intellectual property, catalogues, art work, literature, and licenses, oral or written, relating to the business of SMS.

     2. Purchase Price. As full consideration for the Assets sold and purchased hereunder including, without limitation, the Inventory and Confidentiality and Non-Competition Agreements, Sklar shall pay to SMS and/or for the account of SMS the total sum set forth below, subject to the adjustments set forth in Paragraph
3. Sklar shall make payments to SMS or for the account of SMS as follows:

          2.1 ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000.00) payable at closing via wire transfer to Columbia Bank, Park View Building, 10480 Little Patuxent Parkway, Columbia, Maryland 21044-3523, to be paid on account of inventory.

          2.2 ONE HUNDRED NINETY ONE THOUSAND TWO HUNDRED THIRTY ONE DOLLARS and Sixty Cents ($191,231.60) plus interest at nine percent (9%) per annum totaling Two Hundred Thousand Dollars ($200,000.00) principal and interest, payable to SMS in cash or certified bank check six (6) calendar months following closing, to be paid on account of inventory.

               2.2.1 The principal payable to SMS under this provision shall be increased/decreased by the following:

                    2.2.1.1 The amount of credits from suppliers not specifically accounted for in any exhibits to this Agreement, but which credit is acknowledged to be due SMS after the close of business on May 31, 1996 and is assigned to Sklar by Exhibit A.

                    2.2.1.2 The value of replacement inventory from vendors not accounted for specifically in any exhibits, and which replacement inventory is delivered to Sklar.

                    2.2.1.3 The value of all merchandise returned by customers for which SMS issues a credit to that customer subsequent to May 31, 1996, and which merchandise is delivered to Sklar.

                    2.2.1.4 Any and all draws and advances to SMS sales representatives and any expense reimbursement incurred after May 31, 1996, which cover the period after May 31, 1996 and which Sklar has acknowledged as ordinary and necessary.

                    2.2.1.5 All SMS salaries and expenses which are related to the management and relocation of records, equipment and inventory after May 31, 1996.


                    2.2.1.6 The cost of maintaining voice mail after May31, 1996.

                    2.2.1.7 The verified cost of all goods, including freight and customs charges of goods consigned to SMS which are received, or released from customs, after May 31, 1996 and which are thereafter delivered to Sklar, which cost shall not exceed $10,000.00 more than the values shown in Exhibit U, attached hereto


          2.3 Sklar shall assume only such of SMS's trade accounts payable as are specified in Exhibit C hereto, $900,386.06 relating to the business and assets acquired hereunder. The assumption of said accounts payable is payment paid on account of inventory, to extent inventory is not paid in lull by payments under Paragraphs 2.1 and 2.2, the balance of such assumed payments is allocated to goodwill. Providing Sklar complies with its duty to indemnify for accounts payable assumed it provided under Paragraph 16, then Sklar shall be deemed to have satisfied this obligation.

          2.4 FIVE HUNDRED FIFTEEN THOUSAND ONE HUNDRED SEVENTY THREE DOLLARS and Sixteen Cents ($515,173.16) plus interest at the rate of nine percent (9%) payable to SMS in eighteen (18) equal consecutive monthly installments of THIRTY THREE THOUSAND THREE HUNDRED THIRTY THREE DOLLARS and Thirty-Three Cents ($33,333.33) each commencing on the first of the thirteenth calendar month after closing and on the first of each month thereafter, allocated to goodwill. This Note shall be subject to adjustment under Paragraph
7.5 to the extent set forth therein.

          2.5 The Purchase Price shall be secured by a Security Agreement in the form of the Security Agreement attached hereto and incorporated herein as
Exhibit 0, and evidenced by Promissory Notes in the form of the Promissory Notes attached hereto and incorporated herein as Exhibits P1 P2 and perfected by UCC 1 Financing Statements, in the form of the UCC 1 Financing Statements attached hereto and incorporated herein as Exhibits 01. 02 and 03. The form of Exhibits, 0, Q1, Q2, and Q3 shall be satisfactory to Sklar's Bank secured creditor, Meridian Bank, which shall be determined by Sklar prior to closing. Any subordination agreement entered into between Meridian Bank and SMS shall contain a provision that Meridian Bank may not unreasonably withhold its consent to Sklar punctually making the payments required hereunder providing Sklar is not then in default with its obligations to the Bank. Collection of the Purchase Price shall further be guaranteed by Don Taylor ("Guarantor") as set forth in Paragraph 2.6 below.

          2.6 Guaranty of Collection. Subject to the prior and senior rights of Meridian Bank, the Guarantor (Don Taylor) hereby irrevocably guarantees collection by the SMS of all Sklar's obligations hereunder. If, after reasonable collection efforts by SMS following the occurrence of an Event of Default under the this Agreement, Sklar's obligations hereunder remain due and owing in whole or in part, Guarantor agrees to pay such Sklar's obligations hereunder to the SMS upon demand. Guarantor further agrees to render reasonable assistance to SMS in its collection efforts under the this Agreement. During the course of such collection efforts, Guarantor will not sell, transfer or otherwise dispose of any material asset of Guarantor other than as required pursuant to any document, agreement or instrument by and between Meridian Bank and Guarantor. As set forth in the Subordination Agreement and the Intercreditor Agreement SMS acknowledges its ability to be paid by Sklar and is junior and subordinate to Meridian Bank.

          2.7 Financing Contingency. Notwithstanding anything contained herein to the contrary, this entire Agreement, all other Agreements executed pursuant hereto and parties' obligations and duties thereunder, are contingent upon Sklar's obtaining one hundred percent (100%) financing from Meridian Hank on or before Closing for the payment required under Paragraph 2.1 above ($1,700,000.00). Such funding from Meridian Bank shall not require any changes to this Agreement or the Exhibits unless such change is consented to in writing by SMS and be a condition precedent to the parties' obligations under this Agreement and all agreements attached hereto. If Sklar does not obtain such funding from Meridian despite its best efforts to acquire same on or before Closing, this Agreement and all agreements executed pursuant hereto, but not the Confidentiality Agreement entered into prior to this Agreement, shall be null and void, and there shall be no further liabilities between the parties.

     3. Adjustments to Purchase Price. The purchase price shall be adjusted by netting out the following:

          3.1 The purchase price shall be reduced by the amount of the decrease or discrepancy in the value of the INVENTORY at time of closing compared to the value of said INVENTORY of Two Million Dollars ($2,000,000.00) reflected in Exhibit A. The value of the inventory shall be determined in accordance with the following formula: Average Cost per generally accepted accounting principles
(GAAP) plus freight and dutv of eight percent (8%). Inventory value shall exceed One Million Seven Hundred Thousand Dollars ($1,700,000.00)

          3.2 The purchase price shall be adjusted by the amount by which face value of trade accounts payable on the date of closing, assumed by Sklar at closing are in excess of $900,000.00.

          3.3 SMS acknowledges that the INVENTORY sold hereunder may contain slow moving, outdated, obsolete or excess items. The parties shall use their best efforts to sell all of the INVENTORY in the ordinary course of business. Any INVENTORY remaining unsold one (1) year after the Closing date ("Excess Inventory") shall be computed on or about June 30, 1997. The purchase price shall be reduced by the value in excess of $75,000.00 of any inventory remaining unsold one (1) year after the closing date, except that the slow-moving laparoscopic inventory may not exceed $25,000.00 of such slow-moving inventory. The value of such excess inventory shall be the same formula as is found under Paragraph 3.1.

          3.4 Any said adjustments may, at Sklar's option, be deducted from any payment due to SMS under Paragraph 2.4 above.

     4. Liabilities. Other than the payables listed in Exhibit E attached hereto, Sklar is assuming no liabilities hereunder. SMS shall, at closing, give an affidavit of accounts payable to Sklar, representing and warranting the same to be accurate as of closing. The parties agree to waive compliance with the Bulk Sale law. SMS warrants that upon Closing, its payables will not exceed $150,000.00. SMS indemnifies and holds Sklar harmless as to any claims made arising out of any trade payables other than the accounts payable Sklar expressly assumes per Exhibit C. SMar indemnifies SMS and holds it harmless as to any claim arising out of Sklar's failure to satisfy the accounts payable it expressly assumes per Exhibit C.

     5. Closing. The date of Closing of this transaction ("Closing") shall he on or before May 31, 1996, time being of the essence, or on such date mutually agreed to by the parties in writing. At closing, title to and possession of the assets shall be transferred, conveyed and delivered from SMS to SKLAR. The closing shall be at the offices of Sklar or at such other location as the parties may agree in writing.

          5.1 Sklar shall remove all of the assets sold hereunder from the SMS facility in Jessup, Maryland within a reasonable period of time following the closing, but in any event not later than thirty (30) days after the Closing Date, unless otherwise agreed in writing by the parties.

     6. Sklar's Conditions of Closing. Sklar's obligations hereunder shall be subject to the satisfaction of the conditions set forth below:

          6.1 Sklar shall have received from counsel for SMS a favorable opinion dated as of the Closing date, in form and substance satisfactory to Sklar and its counsel, to the effect that to the best of their knowledge:

               6.1.1 SMS is a duly organized and validly existing corporation in good standing under the laws of the state of Maryland.

               6.1.2 No provisions of SMS's Articles of Incorporation or By-Laws, and to the best of SMS's knowledge, no provision of any contract, agreement or other agreement to which it is a party prevent SMS from delivering good and marketable title to the Assets in the manner contemplated by this Agreement, or would otherwise be breached by the consummation of the transactions contemplated hereunder.

               6.1.3 SMS, W.R. Smith, Marlyn Smith and Laura Smith Johnson have the full power, right and authority to execute this Agreement and consummate the transactions contemplated herein.

               6.1.4 This Agreement constitutes a valid and binding obligation of the parties in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings.

               6.1.5 The Assets sold, transferred and conveyed pursuant to the terms of this Agreement, on delivery to Sklar, will be free and clear of any liens, claims, charges or encumbrances.

          6.2 No action or proceeding shall have been instituted before any court, agency or other governmental body to restrain or prohibit the transactions contemplated hereby.

          6.3 The representations and warranties of SMS, W.R. Smith, Marlyn Smith, and Laura Smith Johnson, contained in this Agreement shall be true and correct in all respects as of the date of closing, and all covenants and agreements of SMS to be performed on or before the Closing shall have been duly performed.

          6.4 There shall have been no material adverse change or damage to the Assets or the business of SMS.

          6.5 SMS and W.R. Smith, Laura Smith Johnson and Greg Johnson shall have delivered to Sklar the fully executed Confidentiality and Non-Competition Agreement in the form attached hereto as Exhibit F.

          6.6 W. Richard Smith, Laura Smith Johnson and Greg Johnson shall have delivered to Sklar the folly executed Employment Agreements in the form attached hereto as Exhibit G.

     7 Sellers' Representations and Warranties. SMS and W.R. Smith hereby represent and warrant the following to be true and correct to the best of their knowledge, information and belief as of the time of closing (unless otherwise specified herein):

          7.1 SMS owns all Assets sold hereunder, including, without limitation, the INVENTORY, free and clear of all liens, claims, demands, security interests and encumbrances of any nature whatsoever.

          7.2 SMS, Inc. is a corporation duly organized and existing under the laws of the State of Maryland with its principal place of business at 7136 Montevideo Road, Jessup, Maryland 20794, and is and shall be duly authorized and empowered to execute this Asset Purchase Agreement, and to do any and all things required to consummate all of the transactions contemplated hereunder.

          7.3 The execution and performance of this Asset Purchase Agreement and all transactions contemplated hereunder, have been and will be duly authorized by SMS's Board of Directors and stockholders, and shall be legally binding upon SMS. SMS is not bound by or subject to any contractual or other obligation which would be violated by SMS's execution or performance of this Asset Purchase Agreement.

          7.4 To the best of SMS's and W.R. Smith's knowledge, information and belief, SMS's and W.R. Smith's execution and delivery of this Asset Purchase Agreement and consummation of the transactions contemplated hereunder do not conflict with or result in the breach of SMS's certificate of incorporation/charter, by-laws, or any statute, regulation, or court or administrative order or process, or any agreement to which SMS or W.R. Smith is a party or by which they or either of them is bound. SMS must, however, receive consent of PHARMA-PLAST International A/S, which is bound to not unreasonably withhold its consent to the assignment of its Distribution Agreement with Seller.

          7.5 SMS represents and warrants that the INVENTORY sold hereunder meets the requirements of all applicable laws and regulations of the United States and all regulatory agencies thereof, including but not limited to the U.S. Food and Drug Administration. Without limiting the generality of the foregoing, SMS represents and warrants that the INVENTORY meets all applicable metallurgical requirements and labeling requirements for surgical grade stainless steel, if so described or designated in the catalogs, sales literature, labels, packaging, or other literature. SMS further represents and warrants that all representations relating to the inventory which are set forth in labels, packaging, catalogs, and sales literature are true and correct. SMS agrees to replace any INVENTORY item(s) found to be misbranded, adulterated, otherwise in violation of any applicable laws or regulations, or otherwise subject to recall, seizure or injunction by, inter alia, the U.S. Government or any regulatory agency thereof including, but not limited to, the U.S. Food and Drug Administration. SMS agrees to defend, indemnify, and hold Sklar harmless from and against any claims, that the INVENTORY, or any item therefrom does not meet the requirements of any applicable laws and regulations of the United States or any regulatory agency thereof, including, but not limited to, the U.S. Food and Drug Administration, provided that Sklar reasonably notifies SMS and W.R. Smith of such claim in writing, and fully cooperates in SMS's and W.R. Smith's investigation and defense of such claims, and further providing that Sklar shall limit its total recourse against SMS to the extent of $600,000.00 including replacement of inventory, fines, penalties, loss of business, consequential and all other damages of any type or nature. SMS shall supply to Sklar all violation notices received from FDA, U.S. Customs service or from any other U.S. or other regulatory agency, for the past three (3) years relating to SMS, suppliers, or products sold by SMS. This documentation attached hereto as Exhibit S. Any adjustment made under this Paragraph shall be made as an adjustment to the absolute dollars payable whether principal and/or interest, due under Exhibit P2.

          7.6 [Intentionally left blank]

          7.7 The Exhibits to this Agreement set forth true, complete and accurate information describing the matters set forth therein.

          7.8 There has been no event prior to closing which has materially and adversely affected any of the Assets sold or transferred hereunder.

          7.9 There is no suit, claim, action or proceeding now pending, or threatened, nor is SMS or W.R. Smith aware of any grounds therefor, to which SMS is a party or which may result in any judgment, order, decree, liability or other determination which will or could have any material adverse effect upon any of the Assets sold or transferred hereunder, or upon SMS's ability to perform this agreement. No such judgment, order or decree has been entered against SMS, nor has SMS incurred any liability which could have such effect.

          7.10 SMS has furnished to Sklar its financial statements for the years ended 1994 and 1995, respectively, and its financial statement for the three (3) month period ended March 31, 1996. There are no liabilities of SMS, contingent or otherwise, including, without limitation, any tax liability of any nature whatsoever, which are not disclosed by or reflected fully in such financial statements or disclosed in a schedule provided by SMS to Sklar. SMS has duly filed all federal, state, county and city income tax returns and other tax returns of every kind and description, and there are presently no claims for tax deficiencies pending against SMS by any taxing authority, nor does SMS know of any basis for the making of any claim by any taxing authority for any tax deficiency against SMS. SMS further warrants and represents that all of its tax returns have been filed when due and that it has not concealed material facts regarding its business from Sklar.

          7.11 Since the date of its most recent financial statement referred to in Paragraph 7.10 hereof, except as disclosed in this Agreement, SMS has not had any change in its financial condition, assets, business or its customer list, other than changes in the ordinary course of business, none of which changes in the ordinary course of business has been materially adverse.

          7.12 Neither SMS nor W.R. Smith are aware of any condition or circumstance within or without SMS which would have a material adverse effect upon Sklar, SMS or the business and assets sold hereunder.

          7.13 The inventories set forth on the financial Statements referred to in Paragraph 7.10 and in Exhibit A hereto are properly valued. Except for obsolete items which have been fully written off, inventories consist of items of quality and quantity currently usable and salable in the ordinary course of business without markdown or discount. Seller holds no materials on consignment and has title to no materials in the possession of others except as on Exhibit K.

          7.14 No purchase commitment for materials, supplies, component parts or other items of inventory to which Seller is a party, is in excess of normal, ordinary, usual and current requirements of its business or at a price in excess of the current reasonable market price. All such purchase commitments are listed on Exhibit R.

          7.15 The Assets sold hereunder include, without limitation, all assets necessary to the operation of the current business of SMS, excluding the Excluded Assets.

          7.16 Except as set forth in Exhibit L, SMS is not in default under any of the contracts sold hereunder and, to the best of SMS's knowledge. no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default under any such contract which individually or in the aggregate would have a material adverse effect upon the financial condition or the Business. (None)

          7.17 SMS and W.R. Smith represent and warrant that the rights or other interests with respect to trademarks, tradenames and copyrights sold, transferred and assigned hereunder are assignable. SMS and W.R. Smith shall not market, promote or sell any products bearing or reflecting any such trademarks, tradenames or copyrights without the express written approval of Sklar.

          7.18 Intentionally left blank

          7.19 Intentionally left blank

          7.20 SMS and W.R. Smith represent and warrant that the gross profit achieved by SMS for the period January, 1995 through December, 1995 is as reflected in the "Customer/item/class multi-period analysis delivered by SMS to Sklar during the negotiation of this transaction as set forth in Exhibit M. SMS and W.R. Smith further represent and warrant that there no material adverse changes have occurred which would limit Sklar's ability to achieve the same profit in its future operation of the business sold hereunder.

          7.21 SMS, W.R. Smith, Laura Smith Johnson, and Greg Johnson will use their best efforts to insure the continuity and seamless transition to Sklar of SMS's relationships with all SMS customers, vendors, suppliers, and sales representatives.

          7.22 Intentionally left blank

          7.23 For the period set forth in their respective Non-Competition Agreements, Laura Smith Johnson and Gregory Johnson and W.R. Smith shall not:

               7.23.1 Compete with Sklar, any affiliate of Sklar, or the SMS business sold hereunder within the Continental U.S. (the 'Territory"), except as specifically permitted under the respective Confidentiality and Non-Competition Agreements.

               7.23.2 Engage in any business substantially similar to the businesses of Sklar within the territory except as specifically permitted under the Confidentiality and Non-Competition Agreements.

               7.23.3 Request any customers, vendors or suppliers of Sklar or the business sold hereunder to curtail or cancel their business with Sklar. Solicit or divert any customers or potential customers of Sklar or the business sold hereunder to any other person, company, firm or business.

               7.23.4 Disclose to any person, firm, corporation or any other entity, any confidential information concerning Sklar or the business sold hereunder.

               7.23.5 Induce, or attempt to influence, any employee of Sklar to terminate employment with Sklar or to enter into any employment or other business relationship with any other person, firm, or corporation; or

          7.24 Act or conduct themselves in any manner which is clearly inimical or contrary to the best interests of Sklar.

          7.25 Engage in any practice the purpose of which is to evade the above provisions, or commit any act which detrimental to the successful continuation of Sklar or the SMS business, sold under the Asset Purchase Agreement.

     8. Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to be true as of the date of closing:

          8.1 Sklar Corporation is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania with its principal place of business at 889 5. Matlack Street, West Chester, Pennsylvania 19382, and is and shall be duly authorized and empowered to execute this Asset Purchase Agreement, and to do any and all things required to consummate all of the transactions contemplated hereunder.

          8.2 The execution and performance of this Asset Purchase Agreement and all transactions contemplated hereunder, have been and will be duly authorized, and shall be legally binding upon Sklar. Sklar is not bound by or subject to any contractual or other obligation which would be violated by its execution or performance of this Asset Purchase Agreement.

          8.3 To the best Sklar's knowledge, information and belief, Sklar's execution and delivery of this Asset Purchase Agreement and consummation of the transactions contemplated hereunder do not conflict with or result in the breach of Sklar's certificate of incorporation/charter, by-laws, or any statute, regulation, or court or administrative order of process, or any agreement to which Sklar is a party or by which it is bound.

          8.4 There is no suit, claim, action or proceeding now pending, or threatened, nor is Sklar aware of any grounds therefor, to which Sklar is a party, or which may result in any judgment, order, decree, liability or other determination which will or could have any material adverse effect upon Skiar's ability to perform this agreement. No such judgment, order or decree has been entered against Sklar, nor has Sklar incurred any liability which could have such effect.

     9 Representations and Warranties to Survive Closing. All of the representations and warranties contained herein (including all statements contained in any exhibit or schedules hereto), are a material part of the consideration for the sale of the assets, and shall survive closing.

     10. Oneration Pending Closing. During the period from the date hereof to the Date of Closing:

          10.1 SMS shall:

               10.1.1 Conduct the Business according to the ordinary and usual curse and maintain and preserve the organization of the Business, its employees and relationships with suppliers, customers and others; and

               10.1.2 Inform Sklar in writing immediately of the development of any material matters relating to the business, including, without limitation, any adverse changes

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

in the results of operations or financial position of the Business, or any litigation, proceeding or government investigation instituted or threatened against Seller relating to the Business or the occurrence of any factor which might give rise to any litigation, proceeding or investigation as aforesaid.

          10.2 SMS shall not, without the prior written consent of Sklar:

               10.2.1 Mortgage, pledge or subject to lien, security interests or other obligations or encumbrance any of the Assets;

               10.2.2 Sell or otherwise transfer any of the assets; not in the usual contracts; or

               10.2.3 Enter into any contract or agreement relating to the business ordinary course or terminate or make any material change in any of such

               10.2.4 Increase or agree to increase in any manner the compensation of any of the employees of the Business or commit the Business to any pension, retirement or profit sharing plan or agreement or employment agreement with or for the benefit of any employee or other person.

          10.3 SMS shall keep the Assets adequately insured against fire and casualty until the Date of Closing.

     11. Liabilities. Sklar assumes no liabilities other than those expressly assumed herein. SMS agrees to indemnify, defend and hold Sklar harmless from and against any and all liabilities imposed upon Sklar as a result of this Agreement, other than those expressly assumed herein. In addition to such remedies as Sklar may have at law or in equity, Sklar shall be permitted to set off any liability incurred as a result of SMS not satisfying the accounts payable not assumed by Sklar as set forth in Exhibit C against the Promissory Notes, Exhibits P1 and 1)2 attached hereto.

     12. Third Party Consents and Governmental Approval. No consent or approval of any third party or of any court or governmental agency or instrumentality is required for the parties to execute and deliver this Agreement and any related documents or to consummate the transactions contemplated herein or therein.

     13. No Brokers or Finders. Neither party has retained a broker to assist in consummating this transaction. No person has or will have, as a result of the transactions contemplated by this Agreement and the related documents, any right, interest, or valid claim against or upon either party for any commission, fee, or other compensation as a finder or broker because of any act or omission of either party.

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     14. Disclosure No representation or warranty made by SMS in this agreement contains any untrue statement or fails to state a material fact necessary to make the statements contained herein not misleading. From the Effective Date through the Closing Date, each party shall give promptly to the other notice in writing of any event, condition, or circumstance which would cause any representation or warranty of the party contained in this Agreement to become misleading or inaccurate or which would constitute a breach of this Agreement.

     15. Transfer. Simultaneously with the payment on the Date of Closing as specified hereinabove, SMS shall convey by bill of sale absolute, all personal property other than the Excluded assets in Exhibit B to Sklar or by assignment or endorsement of certificates of title, as the case may be, free of all liens, encumbrances, conditions and limitations. Items in Exhibit D shall be transferred by assignment.

     16. Indemnity. Sklar and SMS shall indemnify, defend, and hold each other and their respective directors, officers, agents and affiliates harmless from and against any claim, demand, cause of action, judgment, loss, liability, cost, or other expenses whatsoever, including, without limitation, reasonable expenses of litigation and investigation and reasonable fees and costs of attorneys, accountants and other professionals incurred in the defense thereof or the enforcement of rights hereunder incurred as a result of any breach of any representation, warranty, covenant, or agreement contained in this Agreement. In addition, SMS shall indemnify Sklar from and against any product liability claim or judgment based on or arising out of the sale of any product sold prior to the close of business on May 31, 1996, and Sklar shall hold SMS harmless and indemnify SMS from any act, transaction, or sale occurring after Closing. SMS and Sklar each shall add the other as an "additional insured" to all insurance policies that each carry respecting liability, property, and casualty insurance. Policies for liability shall be maintained at their current levels for twenty-four (24) months after closing. The contents of this covenant of Indemnity and Hold Harmless shall remain secret and kept in confidence.

     17. Defense and Settlement of Claims. If any person entitled to indemnification hereunder is threatened in writing with any claim or lawsuit by any third party, the indemnified party shall give written notice thereof as promptly as reasonably practicable to the party required to provide indemnification. The Indemnifying party shall not make any settlement of such claim or lawsuit without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, however, such consent shall not be required regarding the settlement or compromise of accounts payable assumed hereunder.

     18. Confidentiality and Non-Competition. SMS and W.R. Smith, Laura Smith Johnson and Greg Johnson agree to execute confidentiality and non-competition agreements in the form attached hereto as Exhibit F.

     19. Employment of W.R. Smith. Laura Smith Johnson and Greg Johnson. Sklar shall employ W.R. Smith, for an initial period of one (1) year and Laura Smith Johnson and Greg Johnson for an initial period of eighteen (18) months pursuant to the employment agreements attached hereto as Exhibit G subject to the terms and conditions specified therein for

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

the first year following closing. Laura Smith Johnson and Greg Johnson shall work to successfully integrate the operations and business of SMS into Sklar.

     20. Termination. This agreement may be terminated prior to the closing Date
i) by mutual agreement of the parties; ii) by SMS by notice to the Sklar if the Closing shall not have taken place on or before May 31, 1996; iii) by either party if there has been a breach by the other party of any representation, warranty, covenant, or agreement contained herein; iv) if any condition contained in this agreement which must be met prior to the closing becomes impossible to fulfill; v) if either party is unable to obtain any consent, authorization, or approval necessary to consummate this agreement. If this Agreement is terminated, it shall become wholly void and of no further force and effect, but such termination shall not constitute a waiver by either party of any claim it may have for damages caused by reason of breach of representation, warranty, covenant, or agreement made by the other party in this Agreement.

     21. Exnenses. Each of the parties shall bear its own expenses incident to this Agreement and the Transactions contemplated hereby, including without limitation, all fees and disbursements of counsel, accountants, and financial advisors retained by such party, whether or not the transactions contemplated in this agreement are consummated.

     22. O.R. Marketing. Inc. With the exception of Jarit Brand instruments, for a period of thirty-six (36) months after Closing (the "Restricted Period"), no instruments other than Sklar brand instrument (as defined in the current Sklar catalog) may be sold by O.R. Marketing, Inc. Additionally, during such Restricted Period, O.R. Marketing, Inc. shall purchase all its requirements for all Sklar Products and all substantially similar products except for Jarit Brand from Sklar, providing Sklar shall not unreasonably withhold the sale of its products from O.R. Marketing, Inc. During the Restricted Period, the territorial limitations set forth in Exhibit B-l shall apply [to] O.R. Marketing, Inc. During the Restricted Period, Sklar and O.R. Marketing, Inc. will each receive 50% of the "Gross Profit" made on the sales of Sklar Products, "Gross Profit" being defined in this Paragraph as 50% of the difference between O.R. Marketing, Inc.'s selling price to its customers and Sklar's cost of goods sold. Distribution of such profits and an accounting for same shall occur with such frequency as is reasonable, but no less frequently than each calendar quarter.

     23. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement.

          23.1 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be the same instrument.

          23.2 Severability. Any provision of this Agreement which is held to be invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, or illegality, without effecting in any way the remaining provisions of this Agreement.

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

          4 23.3 Governing Law. This Agreement shall be deemed to be made in the Commonwealth of Pennsylvania and shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Pennsylvania without any presumption or construction against the party causing the Agreement to be drafted.

          23.4 Headings. The headings and subheadings are inserted convenience of reference only and shall not affect the interpretation of this Agreement.

          23.5 Amendment. This Agreement may be amended only in writing, signed by all of the parties.

          23.6 No Waiver. The Failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce each and every provisions of this Agreement.

          23.7 Independent Contractors. The parties are independent contractors, and neither party shall act or attempt to at, or represent itself as, an agent of the other party.

          23.8 Successors and Assigns. This Agreement shall be binding upon. shall insure to the benefit of, and shall be enforceable by the respective successors of the parties.

          23.9 Notices. Any notice due under this Agreement, including any notice of termination, shall be in writing and delivered by certified mail, return receipt requested, and mailed to each party at its address above, addressed to "Chief Executive Officer," with a copy to the General Counsel.

          23.10 Assignment and Transfer. This contract may not be assigned or transferred to any other party.

          23.11 Authorization. This Agreement is executed by an officer of each party duly authorized by its Board of Directors to enter into the obligations and commitments set forth in this Agreement. This Agreement represents a valid and binding agreement of each party.

          23.12 Entire Agreement. This Agreement constitutes understanding between the parties with respect to the subject matter hereof, all prior or understandings being merged into this Agreement or canceled.


     24. SMS's Closing Obligations. At Closing, SMS shall deliver to Sklar the following documents:

          24.1 Assignments, Consents, Bills of Sale, Certificates of Title and other documents or instruments of transfer and which shall contain full warranties of title as shall be effective to vest in Buyer all of Seller's right, title and interest in and to all of the Assets being conveyed hereunder, free and clear of all liens, charges, encumbrances and restrictions;

          24.2 All contracts, files, commitments and rights pertaining to Seller's Business and other data relating to is operations;

          24.3 A release, in form satisfactory to counsel for Sklar, of any lien or security interest in the Assets.

          24.4 The Confidentiality and Non-Competition Agreements fully executed by SMS, W.R. Smith, Laura Johnson and Gregory Johnson.

          24.5 The fully executed Employment Agreements of W.R. Smith1 Laura Smith Johnson and Greg Johnson.

          24.6 Closing Statement; and

          24.7 Opinion of Seller's counsel.

     25. Sklar's Closing Obligations. At Closing, Buyer shall deliver to Seller:

          25.1 Payment of the sums due pursuant to this Agreement;

          25.2 Resolution of Board of Directors of assignee of Buyer, if appropriate, authorizing the execution of this Agreement and all documents required for Closing;

          25.3 Execution of all agreements executed by Seller which require Buyer's agreement and execution;

          25.4 Closing Statement.

     26. Arbitration. The parties hereto shall take any and all disputes under this Agreement and any of the Exhibits attached hereto to arbitration, before the American Arbitration Association, which shall hold a hearing concluding such issues within forty-five (45) days of submission. Three (3) Arbitrators shall be selected, who shall sit within the West Chester, Pennsylvania Metropolitan area. The Arbitration result shall be binding.

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



IN WITNESS WHEREOF, the parties have signed and dated this Agreement in the spaces below.


SMS, INC.                                    SKLAR CORPORATION

s\W Richard Smith, President                 s\ Don Taylor, President

Date:     June 4, 1996                       Date:       June 4, 1996


s\ W. Richard Smith

s\ Laura Smith Johnson

s\ Marlyn Smith


                     Limited Joinder of O.R. Marketing Inc.

     O.R. Marketing, Inc. joins in the above Asset Purchase Agreement for the limited purpose of consenting to the provisions of Paragraph 22.


                                             O.R. MARKETING, INC.
                                             By:  s\W. Richard Smith,
                                             Sole Director and
                                             Shareholder

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